Exhibit 99.1

Enertopia Announces Sale of Clayton Valley Lithium Project

Kelowna, British Columbia--(Newsfile Corp. - May 5, 2022) - Enertopia Corporation (OTCQB: ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada Lithium claims, intellectual property, & patents in the green technology space, is pleased to provide the following update.

The Company is pleased to announce that all the closing documents have been signed for the transfer and sale of our Clayton Valley unpatented mining claims. The remaining $1,050,000 USD funds have been deposited into the Company's bank account and the Treasury order for the 3,000,000 Cypress Development Corp shares has been issued.  We believe the consolidation of Clayton Valley lithium claystone projects to be of significant value for both Enertopia and Cypress shareholders.

In the coming weeks the Company will have specific updates on the West Tonopah Lithium project covering 1,760 Acres and on our first two Provisional Patents and the next steps for the patent submission paperwork.

"The Company thanks the shareholders for their overwhelming support of the asset sale and we look forward to the next steps as we all move forward." stated President and CEO, Robert McAllister.

About Enertopia:

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States on the OTC Markets under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.